List of Subsidiaries                                                                                         Exhibit 21

Name	State

Corporations:

Parkway Properties General Partners, Inc.	Delaware

Golf Properties, Inc.	North Carolina

Parkway Properties One Park Ten General Partner, Inc.	Delaware

Parkway Orlando Manager, Inc.	Delaware

Partnerships:

Moore Garage LLC	Delaware

Parkway Moore LLC	Delaware

Parkway Properties LP	Delaware

Parkway Realty Services LLC	Delaware

111 Capitol Building LP	Mississippi

Parkway Jackson LLC	Mississippi

Parkway Lamar LLC	Mississippi

Parkway Mississippi LLC	Mississippi

Parkway Capitol Center LLC	Delaware

Parkway Properties One Park Ten LP	Delaware

Parkway Orlando LLC	Delaware

Parkway JHLIC LP	Delaware